EXHIBIT 99.1

FOR IMMEDIATE RELEASE: February 22, 2016

ASPEN UNIVERSITY RELEASED FROM

DEPARTMENT OF EDUCATION’S

LETTER OF CREDIT REQUIREMENT

NEW YORK, NY – Aspen Group, Inc. (OTCQB: ASPU), a nationally accredited online postsecondary education company (Aspen University), today announced that the irrevocable letter of credit of $1,122,485 previously imposed on Aspen University by the Department of Education (DoE) has been released in its entirety effective immediately.

Aspen University previously chose to post a letter of credit with the DoE in the amount of $1,122,485 which equaled 25% of the HEA Title IV program funds received by the institution following its fiscal year ending April 30, 2014, in order to remain provisionally certified for a period of up to three complete award years.

In late-July, 2015, Aspen reported its financial results to the DoE for its fiscal year ending April 30, 2015.  These financial statements were recently confirmed by the DoE to yield a passing composite score required by the DoE to meet the financial responsibility standards set forth in regulations at 34 C.F.R. §668.171.

“We’re pleased to have access to significantly more working capital now that all our cash is unrestricted,” said Aspen Group Chairman and CEO Michael Mathews.  “This will allow us to further accelerate the growth of our Nursing programs via our debtless education solution,” continued Mathews.

###

About Aspen Group, Inc.

Aspen Group, Inc. is an online postsecondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen is dedicated to providing the highest quality education experiences taught by top-tier faculty - 60% of our adjunct faculty hold doctoral degrees. To learn more about Aspen, visit www.aspen.edu.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements including statements regarding accelerated growth in our nursing programs.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include unexpected regulatory issues, competition and changes within the healthcare industry that make the nursing occupation less attractive to learners or reduce the benefits of an advanced degree.  Further information on our risk factors is contained in our filings with the SEC, including our Form 10-K filed on July 28, 2015.  Any forward-looking statement made by us herein speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159